                                                               Exhibit No. 11(a)

                  COMPUTATION FOR PRIMARY EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED March 31, 1997 AND 1996
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                   UNAUDITED


                                                         Three Months Ended
                                                               March 31
                                                               --------
                                                          1997        1996
                                                          ----        ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                                 41.3        37.5
                                                          ====        ====

Adjustments to Earnings
-----------------------
Net Earnings                                             $45.5       $36.3
Less:
  Dividend requirements on Series A
  convertible preferred stock                               --         4.4
Plus:
  Tax benefit on dividends paid on
  unallocated preferred shares                              --         1.0
                                                            --         ---


Pro forma earnings available for common
---------------------------------------
shareholders                                             $45.5       $32.9
------------                                             =====       =====

Earnings per share of common stock                       $1.10       $0.88
----------------------------------                       =====       =====



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